Exhibit 5.3

April 11, 2013

NCR Corporation

3097 Satellite Boulevard

Duluth, GA 30096

Re:	NCR Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Georgia counsel to Radiant Systems, Inc., a Georgia corporation (the “Company”), solely for the purpose of rendering an opinion in connection with the Registration Statement on Form S-4, File No. 333-187540, filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2013 (as amended, the “Registration Statement”) by NCR Corporation (“NCR”), as issuer, and certain guarantors, including the Company, relating to: (i) the issuance by NCR of $500,000,000 aggregate principal amount of 4.625% Senior Notes due 2021 (collectively, the “Exchange Notes”); and (ii) the issuance by the Company of a guarantee (the “Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Exchange Notes. The Exchange Notes are to be offered in exchange for a like principal amount of the issued and outstanding 4.625% Senior Notes due 2021 under the Indenture, dated as of December 18, 2012 (the “Indenture”), by and between NCR and U.S. Bank National Association, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of December 18, 2012 (the “Registration Rights Agreement”), by and among NCR, the guarantors listed in Schedule 1 thereto and J.P. Morgan Securities LLC as representative of the Initial Purchasers (as defined in the Registration Rights Agreement).

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction of the following documents all of which have been delivered or made available to you:

(a)

a copy of the Second Amended and Restated Articles of Incorporation of the Company, filed in the office of the Secretary of State of the State of Georgia on August 25, 2011, certified by the Secretary of State of the State of Georgia;

(b)	a copy of the Amended and Restated By-Laws of the Company, dated December 10, 1996;

(c)	a Certificate of Existence for the Company, issued by the Secretary of State of the State of Georgia dated April 9, 2013 (the “Certificate of Existence”);

(d)	the Registration Statement; and

(e)	an executed copy of the Indenture;

The documents listed in items (d)-(e) above are herein sometimes collectively referred to as the “Transaction Documents.”

We have also examined such other documents, records, certificates and instruments of public officials and certificates of officers or other representatives of the Company as we have deemed necessary or appropriate for purposes of rendering the opinions set forth below.

The opinions expressed below are limited to the published constitutions, treaties, laws, rules, regulations or judicial or administrative decisions of State of Georgia, in effect as at the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1.	The Company is validly existing under the laws of the State of Georgia.

2.

The execution and delivery by the Company of the Indenture and the performance of its obligations thereunder (including the Guarantee contained therein) have been duly authorized by all necessary corporate action on the part of the Company and the Indenture has been duly executed and delivered (to the extent such delivery is governed by the law of Georgia) by the Company.

3.	The Company has the corporate power to execute, deliver and perform its obligations under the Indenture (including the Guarantee contained therein).

In our examination, we have (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) as of the date hereof as to factual matters of the information, representations, warranties and statements contained in the records, documents, instruments and certificates that are the subject of the opinions set forth above or on which the opinions set forth above are based. In rendering the opinions set forth above, we have assumed that all parties (other than the Company) had, have or will have all requisite power and authority to execute and deliver the Transaction Documents, and all other agreements, documents, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such parties (other than the Company) of the Transaction Documents, and all such other agreements, documents, instruments and certificates that are the subject of the opinions set forth above or on which the opinions set forth above are based, and the validity, binding effect and enforceability thereof against such parties (other than the Company) in accordance with their respective terms. As to all facts material to the opinion expressed herein, we have relied solely upon (without independent investigation or verification) statements and representations and warranties of officers and other representatives of the Company, public officials and others.

In giving the opinion expressed in paragraph 1 above with respect to the good standing of the Company, we have relied solely on the Certificate of Existence.

This opinion is limited to the laws of the state of Georgia, excluding local laws of the State of Georgia (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Georgia and judicial decisions to the extent they deal with any of the foregoing), as in effect on the date hereof. We do not express any opinion as to any other law.

This opinion letter addresses the legal consequences of only the facts existing or assumed as of the date hereof. The opinions expressed herein are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities. Such opinions may be affected by actions taken or omitted, events occurring, or changes in the relevant facts, after the date hereof. We have not undertaken to determine, or to inform any person of, the occurrence or non-occurrence of any such actions, events, or changes. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Skadden, Arps, Slate, Meagher & Flom LLP may rely on this opinion in connection with its opinion, dated the date hereof, given in connection with the transaction and filed with the Commission.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, LLP

CEL

SMJ

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